Exhibit 99.1

Statement of Policy with respect to Equity Award Approvals

June 12, 2007

A. Introduction.

The Board of Directors recognizes that the granting of Equity Awards presents specific legal, tax and accounting issues and has therefore adopted this policy which shall be followed in connection with all issuances of equity awards by the Company. For these purposes, an “Equity Award” is any compensatory award under the Company’s equity plans in the form of the Company’s common stock or any derivative of the common stock, including stock options, restricted stock, restricted stock units, performance shares or other stock-based awards.

B. Board and Compensation Committee Approval

All Equity Awards shall be approved by either the full Board of Directors, the Compensation Committee or both as more fully set forth below. To avoid the timing issues inherent in acting by unanimous written consent, all Equity Awards shall be approved at a meeting (including telephonic meeting) and not by written consent.

All annual grants of Equity Awards and modifications to any outstanding annual grants, other than grants of and modifications to Equity Awards of the Company’s directors, shall be approved first by the Compensation Committee and then by the full Board of Directors.

All other grants of Equity Awards and any modifications thereto made to the Company’s Chief Executive Officer shall be approved first by the Compensation Committee and then by the full Board of Directors.

All grants of Equity Awards, other than (1) annual grants and modifications to annual grants made to Company employees and (2) grants and any modifications thereto to the Company’s Chief Executive Officer, shall be made solely by the Compensation Committee.

All grants of Equity Awards made to non-employee directors shall be approved solely by the full Board of Directors.

C. Grant Date

The grant date of any Equity Award shall be the date of the meeting at which the award was approved and the exercise price, if applicable, shall be the closing price of the Company’s common stock on the NASDAQ Global Market on such date. If an Equity Award requires the approval by both the Compensation Committee and the full Board of Directors, the grant date and the determination of the exercise price shall be on the date at which the grant was last approved.

In the event of a “new hire” Equity Award, the new hire may be notified that management shall recommend to the Compensation Committee and/or the Board of Directors, as applicable, an award, but that Equity Award shall not be approved until the subsequent meeting and it shall be dated the day of the meeting.

Annual employee grants shall be made at the first Pre-Scheduled Meeting of the full Board of Directors in each fiscal year.

All new hire grants to be approved by the Compensation Committee shall be made at a monthly Compensation Committee meeting which shall occur on the second business day of every month and if no meeting shall occur on that date then grants shall be postponed until the next monthly meeting.

All grants of Equity Awards by the Board of Directors shall be made only at Pre-Scheduled Meetings of the Board of Directors.

All grants of Equity Awards to directors shall be made in accordance with the Director Compensation Policy as in effect on the date of grant.

A Pre-Scheduled Meeting of the Board of Directors shall be defined as a meeting that is specified in a Board Meeting Schedule provided to the Board at least two weeks in advance of the meeting.

D. Documentation

The details of every Equity Award shall be reflected in the minutes of the requisite Board and/or Compensation Committee meeting, which minutes shall be maintained in the respective minute books.

E. Notification

All Equity Awards shall be promptly communicated to the necessary accounting and legal personnel to assure proper reporting and accounting of the awards. In no event shall communication of awards be later than 7 days from the approval date. Grant award packages shall be promptly distributed to awardees.

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